                                                                    Exhibit 11.1
                      INTELLIQUEST INFORMATION GROUP, INC.
             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              For the Nine Months
                                                                     Ended
                                                               September 30, 1996
                                                              -------------------
Net income available to common stockholders. . . . . . . . .         $1,441
                                                                     ------
Weighted average shares outstanding:
  Common stock . . . . . . . . . . . . . . . . . . . . . . .          6,888
  Common stock issued upon exercise of options
    and warrants (2) . . . . . . . . . . . . . . . . . . . .            187
                                                                     ------

Weighted average common shares and equivalents . . . . . . .          7,075

Net income per share . . . . . . . . . . . . . . . . . . . .         $  .20
                                                                     ------

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(1) This exhibit should be read in conjunction with Note 3 of Notes to
    Condensed Consolidated Financial Statements.

(2) Stock options granted and warrants exercised, using the treasury stock method, have been included in the calculation of the common stock equivalent shares.




















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